Exhibit 23.4

DeGOLYER AND MacNAUGHTON

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

July 3, 2012

Superior Energy Services, Inc.

11000 Equity Drive, Suite 300

Houston, Texas 77041

Ladies and Gentlemen:

We hereby consent to the reference to DeGolyer and MacNaughton and to the incorporation of the estimates contained in our “Appraisal Report as of December 31, 2010 on Certain Properties owned by Superior Energy Services, Inc.” in this Registration Statement on Form S-4 (the Registration Statement). We further consent the incorporation of estimates contained in our “Appraisal Report as of December 31, 2010 on Certain Properties owned by SPN Resources, LLC prepared for Dynamic Offshore Resources, LLC” that are combined with estimates prepared by other petroleum consultants.

Very truly yours,

/s/ DeGolyer and MacNaughton
Texas Registered Engineering Firm F-716